Short-Term Bond Fund of America

August 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$20,902
Class B	$12
Class C	$15
Class F1	$742
Class F2	$2,169
Total	$23,840
Class 529-A	$1,694
Class 529-B	$1
Class 529-C	$9
Class 529-E	$47
Class 529-F1	$284
Class R-1	$1
Class R-2	$5
Class R-3	$123
Class R-4	$130
Class R-5	$119
Class R-6	$1,642
Total	$4,055

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.0678
Class B	$0.0036
Class C	$0.0010
Class F1	$0.0546
Class F2	$0.0818
Class 529-A	$0.0605
Class 529-B	$0.0011
Class 529-C	$0.0012
Class 529-E	$0.0264
Class 529-F1	$0.0750
Class R-1	$0.0010
Class R-2	$0.0012
Class R-3	$0.0243
Class R-4	$0.0562
Class R-5	$0.0868
Class R-6	$0.0923

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	314,139
Class B	2,492
Class C	14,425
Class F1	14,745
Class F2	27,382
Total	373,183
Class 529-A	28,392
Class 529-B	388
Class 529-C	7,168
Class 529-E	1,773
Class 529-F1	4,111
Class R-1	466
Class R-2	4,146
Class R-3	5,522
Class R-4	2,476
Class R-5	1,317
Class R-6	25,745
Total	81,504

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$9.95
Class B	$9.94
Class C	$9.93
Class F1	$9.95
Class F2	$9.95
Class 529-A	$9.95
Class 529-B	$9.93
Class 529-C	$9.92
Class 529-E	$9.95
Class 529-F1	$9.95
Class R-1	$9.92
Class R-2	$9.93
Class R-3	$9.95
Class R-4	$9.95
Class R-5	$9.95
Class R-6	$9.95